EXHIBIT 16.1

JASPERS + HALL, PC

CERTIFIED PUBLIC ACCOUNTANTS

9175 E. Kenyon Avenue, Suite 100

Denver, CO 80237

303-796-0099

November 14, 2008

The Board of Directors

TMT Capital Corporation

This letter is to formally advise TMT Capital Corporation that Jaspers + Hall, PC has reached a settlement with the PCAOB and as part of the agreement Jaspers + Hall, PC is no longer a registered firm with the PCAOB. As such, we will no longer be able to provide audit services to TMT Capital Corporation.

Therefore, we hereby resign as TMT Capital Corporation’s auditors.

Sincerely,